EXHIBIT (b)

EXECUTION COPY

CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	CREDIT SUISSE Eleven Madison Avenue New York, NY 10010

CONFIDENTIAL

March 9, 2007

Diamond Resorts, LLC

3745 Las Vegas Boulevard South

Las Vegas, NV 89109

Attention: Mr. Richard L. Cloobeck

Project Rebel

Senior Secured Tender Facility

Senior Secured First Lien Credit Facilities

Senior Secured Second Lien Term Loan Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Credit Suisse (“CS”) and Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”, “we” or “us”) that you intend to acquire (the “Acquisition”) all the equity interests of a Maryland corporation previously identified to us (the “Company”), and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Tender Facility Term Sheet”) or in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “First Lien Term Sheet”) or in the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Second Lien Term Sheet” and, together with the Tender Facility Term Sheet and the First Lien Term Sheet, the “Term Sheets”)).

You have further advised us that, in connection therewith, (a) the Borrower will obtain the senior secured tender facility (the “Tender Facility”) described in the Tender Facility Term Sheet, in an aggregate principal amount of up to $325,000,000, in order to finance the Tender Offer and other permitted uses of the proceeds thereof, and (b) at the time of the Merger, the Borrower will obtain (i) the senior secured first lien credit facilities (the “First Lien Credit Facilities”) described in the First Lien Term Sheet, in an aggregate principal amount of up to $275,000,000, and (ii) the senior secured second lien term loan facility (the “Second Lien Term Facility” and, together with the First Lien Credit Facilities, the “Merger Facilities”, and together with the Tender Facility, the “Facilities”) described in the Second Lien Term Sheet, in an aggregate principal amount of up to $140,000,000. It is understood that the Tender Facility will be repaid in full at the time that the Merger Facilities are borrowed and, accordingly, the Tender Facility will not be outstanding at the same time as the Merger Facilities.

1.	Commitments.

In connection with the foregoing, CS is pleased to advise you of its commitment to provide the entire principal amount of the Facilities, upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheets and other attachments hereto, this “Commitment Letter”).

2.	Titles and Roles.

You hereby appoint (a) CS Securities to act, and CS Securities hereby agrees to act, as sole bookrunner and sole lead arranger for the Facilities, and (b) CS to act, and CS hereby agrees to act, as sole administrative agent and sole collateral agent for the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of CS Securities and CS, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

3.	Syndication.

CS Securities reserves the right, prior to and/or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of CS’s commitment with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with CS, the “Lenders”) identified by us in consultation with you, and you agree to provide (and it is a condition to CS’s commitment hereunder, and our agreements to perform the services described herein, that you provide) CS Securities with a period of at least 30 consecutive days following the launch of the general syndication of the Facilities and immediately prior to the Tender Closing Date to syndicate the Facilities. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist us in completing a satisfactory syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Company, (b) direct contact between senior management, representatives and advisors of you, Polo Holdings and the Borrower (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Company) and the proposed Lenders, (c) assistance by you, Polo Holdings and the Borrower (and your using commercially reasonable efforts to cause the assistance by the Company) in the preparation of a Confidential Information Memorandum for each of the Facilities and other marketing materials to be used in

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connection with the syndication, (d) your providing or causing to be provided a detailed business plan or projections of Holdings and its subsidiaries for the years 2007 through 2013 and for the eight quarters beginning with the second quarter of 2007, in each case in form and substance satisfactory to Credit Suisse, and (e) the hosting, with CS Securities, of one or more meetings of prospective Lenders. You agree, at the request of CS Securities, to assist in the preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to Holdings, Polo Holdings, the Borrower, the Company or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. You further agree that each document to be disseminated by CS Securities to any Lender in connection with the Facilities will, at the request of CS Securities, be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly that any such document contains Private Lender Information): (a) drafts and final definitive documentation with respect to the Facilities; (b) administrative materials prepared by Credit Suisse for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (c) notification of changes in the terms of the Facilities.

CS Securities will manage all aspects of any syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist CS Securities in its syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Company promptly to provide) to CS Securities all information with respect to Holdings, Polo Holdings, the Borrower, the Company and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as CS Securities may reasonably request.

4.	Information.

You hereby represent and covenant (and it shall be a condition to CS’s commitment hereunder, and our agreements to perform the services described herein) that (a) all information other than the Projections (the “Information”) that has been or will be made available to Credit Suisse by or on behalf of you, Holdings, Polo Holdings, the Borrower or any of your or their representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to

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make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Credit Suisse by or on behalf of you, Holdings, Polo Holdings, the Borrower or any of your or their representatives have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to Credit Suisse. You agree that if at any time prior to the closing of the Facilities any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

5.	Fees.

As consideration for CS’s commitment hereunder, and our agreements to perform the services described herein, you agree to pay (or to cause the Borrower to pay) to CS Securities and CS the fees set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”).

6.	Conditions Precedent.

CS’s commitment hereunder, and our agreements to perform the services described herein, are subject to (a) our not having discovered or otherwise having become aware of any information not previously disclosed to us that we believe to be inconsistent in a material and adverse manner with our understanding, based on the information provided to us prior to the date hereof, of the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of Polo Holdings, the Borrower and their subsidiaries, after giving effect to the Acquisition and taken as a whole, (b) there not having occurred any material adverse change in the business, operations, assets, liabilities, financial condition or results of operation of the Company and its subsidiaries, taken as a whole, since September 30, 2006, other than changes, events, occurrences or effects (i) generally affecting (A) the vacation ownership industry in the United States generally, or (B) the economy, or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, except in either case an event which causes a disproportionate effect on the Company or its subsidiaries taken as a whole or (ii) arising out of, resulting from or attributable to (A) changes in law or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, (B) the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Commitment,

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(D) earthquakes, hurricanes, tornados or other natural disasters, or (E)(1) any action taken by the Company or its Subsidiaries as contemplated or permitted by Merger Agreement or with the Borrower’s written consent, or any failure by the Company to take any action as a result of the restrictions in Article VI of the Merger Agreement or (2) any change, event or occurrence which has a material adverse effect on the Company’s European business, since September 30, 2006, (c) our satisfaction that, prior to and during the syndication of the Facilities, there shall be no other issues of debt securities or commercial bank or other credit facilities of Holdings, Polo Holdings, the Borrower, the Company or their respective subsidiaries being announced, offered, placed or arranged (other than the Receivables Credit Facility), (d) the negotiation, execution and delivery of definitive documentation with respect to the Facilities reasonably satisfactory to Credit Suisse and its counsel, (e) your compliance with the terms of this Commitment Letter and the Fee Letter and (f) the other conditions set forth or referred to in the Term Sheets and the other exhibits hereto.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless Credit Suisse and its officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by Holdings, Polo Holdings, the Borrower, the Company or any of their respective affiliates or shareholders), and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of such Indemnified Person, and (b) to reimburse Credit Suisse from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of Credit Suisse’s due diligence investigation, consultants’ fees, syndication expenses, travel expenses and fees, disbursements and other charges of counsel), in each case, incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any ancillary documents and security arrangements in connection therewith. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities.

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8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that Credit Suisse may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and Credit Suisse is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Credit Suisse has advised or is advising you on other matters, (b) Credit Suisse, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of Credit Suisse, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that Credit Suisse is engaged in a broad range of transactions that may involve interests that differ from your interests and that Credit Suisse has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against Credit Suisse for breach of fiduciary duty or alleged breach of fiduciary duty and agree that Credit Suisse shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, Holdings, Polo Holdings, the Borrower, the Company and other companies with which you, Holdings, Polo Holdings, the Borrower or the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by Credit Suisse or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

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9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by you without the prior written consent of CS and CS Securities (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). CS may assign its commitment hereunder to one or more prospective Lenders, whereupon CS shall be released from the portion of its commitment hereunder so assigned. Any and all obligations of, and services to be provided by, CS Securities or CS hereunder (including, without limitation, CS’s commitment) may be performed and any and all rights of CS Securities or CS hereunder may be exercised by or through any of their respective affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by CS Securities, CS and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the internet, e-mail, or similar electronic transmission systems, and that Credit Suisse shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner. Credit Suisse may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at Credit Suisse’s expense. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facilities; provided, however, that this Commitment Letter and the Fee Letter shall not supersede the terms of the confidentiality agreement dated January 12, 2007 between you and Column Financial, Inc. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby,

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and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

11.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of Credit Suisse pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof prior to such disclosure); provided that, after your acceptance hereof, you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) to the Company and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter, and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment

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Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

13.	Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or CS’s commitment hereunder and our agreements to perform the services described herein.

14.	PATRIOT Act Notification.

Credit Suisse hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), Credit Suisse and each Lender is required to obtain, verify and record information that identifies Holdings, Polo Holdings, the Borrower and the Subsidiary Guarantors, which information includes the name, address, tax identification number and other information regarding Holdings, Polo Holdings, the Borrower and the Subsidiary Guarantors that will allow Credit Suisse or such Lender to identify Holdings, Polo Holdings, the Borrower and the Subsidiary Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to Credit Suisse and each Lender.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on March 10, 2007. CS’s offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that Credit Suisse has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment of CS only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15. In the event that the Tender Closing Date does not occur on or before 5:00 p.m., New York City time, on June 30, 2007 (or such earlier date on which the Merger Agreement terminates), then this Commitment Letter and CS’s commitment hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless Credit Suisse shall, in its discretion, agree to an extension.

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Credit Suisse is pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ David Millar
	Name:	David Millar
	Title:	MD

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By	/s/ David Millar
	Name:	David Millar
	Title:	MD

By	/s/ Bill O’Daly
	Name:	Bill O’Daly
	Title:	Director

Accepted and agreed to as of

the date first above written:

DIAMOND RESORTS, LLC

By	/s/ Richard Cloobeck
	Name:	Richard Cloobeck
	Title:	Exec VP

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CONFIDENTIAL	EXHIBIT A
March 9, 2007

Project Rebel

Senior Secured Tender Facility

Summary of Principal Terms and Conditions

Borrower:	A newly formed Maryland corporation (the “Borrower”), all of the outstanding equity interests of which will be owned by a newly formed Nevada limited liability company (“Polo Holdings”), all of the outstanding equity interests in which will be owned by another newly formed Nevada limited liability company (“Holdings”), which will be majority owned, and controlled, directly or indirectly, by Stephen J. Cloobeck.

Transactions:	The Borrower intends to acquire (the “Acquisition”) all the equity interests of a Maryland corporation previously identified to the Arranger (the “Company”) pursuant to an agreement and plan of merger (the “Merger Agreement”) to be entered into among Polo Holdings, the Borrower and the Company. Pursuant to the Merger Agreement, Borrower will commence a tender offer (the “Tender Offer”) to purchase all of the issued and outstanding shares of common stock of the Company for aggregate consideration of approximately $325,000,000 in cash (i.e., $16.00 per share) (the “Acquisition Consideration”). The Tender Offer will be conditioned upon, among other things, the minimum percentage of shares being validly tendered and not withdrawn so as to enable Borrower and the Company to consummate a short-form merger (the “Merger”) under the Maryland General Corporation Law. Pursuant to the Merger, the Company will survive as a wholly owned subsidiary of Polo Holdings (and will become the “Borrower”) and each outstanding share of common stock of the Company not acquired pursuant to the Tender Offer will be converted into the right to receive the same cash consideration paid per share pursuant to the Tender Offer. In connection with the Acquisition, (a) certain investors reasonably acceptable to the Arranger will contribute an aggregate amount of not less than $62,410,000 in cash to Holdings as common equity and/or preferred equity having terms reasonably satisfactory to the Arranger, and Holdings will contribute all such cash to Polo Holdings, and Polo Holdings will contribute all such cash to the Borrower, in each case as common equity (such equity contributions, collectively, the “Cash Equity Contributions”), (b) one or more investors reasonably acceptable to the Arranger will provide cash collateral (the “Cash Collateral”) to secure the Tender Facility (as defined below) in an aggregate amount equal to the excess of (i) the sum of (x) 50% of the Acquisition Consideration in respect of the shares of common stock of the Company acquired pursuant to the Tender Offer and (y) the Transaction Costs payable by the Borrower to Credit Suisse on the Tender Closing Date over (ii) the aggregate amount of the Cash Equity Contributions, (c) Diamond Resorts, LLC (“Diamond”) will cause certain Polo Towers assets previously described to the Agent and the Arranger, including interval inventory, rights to foreclosed inventory, mortgage receivables portfolio, management agreement rights, penthouse, lobby and certain other developer rights and signage (collectively, the “Contributed Polo Assets”) to be contributed to Holdings as common equity and Holdings will contribute the Contributed Polo Assets to Polo Holdings as common equity (such equity contributions, collectively, the “Polo Equity Contributions” and, together with the Cash Equity Contributions, the “Equity Contributions”), (d) Diamond will obtain the consent of the requisite lenders (the “Textron/Citicorp Consents”) under the existing Textron and Citicorp receivables facilities (the “Textron and Citicorp Facilities”) to permit the Textron and Citicorp Facilities to remain in place following consummation of the Polo Equity

Contributions on terms reasonably satisfactory to the Agent (and to be secured only by mortgage receivables included in the Contributed Polo assets at the time of the Polo Equity Contributions, and without recourse to other assets of Holdings, Polo Holdings and the Borrower), (e) the Borrower will obtain the senior secured tender facility described below under the caption “Tender Facility” (and, upon consummation of the Merger, the Borrower will obtain the Merger Facilities and repay the Tender Facility), (f) all outstanding loans and other amounts accrued and owing under the Company’s existing loan agreement dated as of July 29, 2002 (and as amended), by and among the Company, certain of its subsidiaries, Merrill Lynch Mortgage Capital Inc., as agent, and the other financial institutions thereto (the “Existing Credit Agreement”) shall be paid and all liens securing obligations under the Existing Credit Agreement shall be released, (g) the mortgage receivables credit facility (the “Receivables Credit Facility”) contemplated by the commitment letter dated as of the date hereof from CS and CS Securities shall be obtained, (h) the Company’s existing convertible subordinated notes (the “Existing Notes”) will be the subject of an offer to the holders thereof to repurchase the Existing Notes in accordance with the “change of control” provisions of the Existing Notes (the “Existing Notes Repurchase Offer”), and (i) fees and expenses incurred in connection with the foregoing in an aggregate amount not to exceed $34,000,000 (the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Sources and Uses:	The approximate sources and uses of the funds necessary to consummate the Transactions are set forth in Exhibit D to the Commitment Letter (the “Commitment Letter”) to which this Term Sheet is attached.

Agent:	Credit Suisse, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative agent and collateral agent (collectively, in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with CS, the “Lenders”), and will perform the duties customarily associated with such roles.

Sole Bookrunner and Sole Lead Arranger:	Credit Suisse Securities (USA) LLC will act as sole bookrunner and sole lead arranger for the Tender Facility described below (collectively, in such capacities, the “Arranger”), and will perform the duties customarily associated with such roles.

Syndication Agent:	At the option of the Arranger, one or more financial institutions identified by the Arranger and acceptable to the Borrower (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Arranger, one or more financial institutions identified by the Arranger and acceptable to the Borrower (in such capacity, the “Documentation Agent”).

Tender Facility:	A senior secured tender facility in an aggregate principal amount of up to $325,000,000 (the “Tender Facility”); provided that the amount funded under the Tender Facility shall not exceed the sum of (i) the amount of Cash Collateral plus (ii) 50% of the Acquisition Consideration in respect of the shares of common stock of the Company acquired pursuant to the Tender Offer.

Purpose:	The proceeds of the Tender Facility will be used by the Borrower, on the date of the borrowing thereunder (the “Tender Closing Date”), together with the proceeds of the Cash Equity Contribution, solely (a) to pay the Acquisition Consideration payable in respect of shares acquired pursuant to the Tender Offer and (b) to pay the Transaction Costs payable by the Borrower on the Tender Closing Date.

Availability:	The full amount of the Tender Facility (subject to the proviso above under “Tender Facility”) must be drawn in a single drawing on the Tender Closing Date. Amounts borrowed under the Tender Facility that are repaid or prepaid may not be reborrowed.

Interest Rates:	As set forth on Annex I hereto.

Default Rate:	The applicable interest rate plus 2.0% per annum.

Final Maturity and Amortization:	The Tender Facility will mature on the earlier of (a) the date that is six months after the Tender Closing Date and (b) the date on which the Merger is consummated, and no amortization will be required prior to maturity.

Guarantees:	All obligations of the Borrower under the Tender Facility will be unconditionally guaranteed (the “Guarantees”) by Holdings and Polo Holdings and by each existing and subsequently acquired or organized, direct or indirect, domestic and, to the extent no adverse tax consequences to the Borrower would result therefrom, foreign subsidiary of Polo Holdings or the Borrower other than the Company and its subsidiaries (the “Subsidiary Guarantors”).

Security:	The Tender Facility and the Guarantees will be secured by the Cash Collateral and by substantially all the assets of Holdings, Polo Holdings, the Borrower and each Subsidiary Guarantor, whether owned on the Tender Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests of Polo Holdings and the Borrower, (b) a perfected first-priority pledge of all the equity interests held by Polo Holdings, the Borrower or any Subsidiary Guarantor, including all shares of common stock of the Company acquired by the Borrower (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 66% of the voting equity interests of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Borrower) and (c) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of Polo Holdings, the Borrower and each Subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property, cash, deposit and securities accounts, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing).

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, satisfactory to the Lenders (including, in the case of real property, by customary items such as satisfactory title insurance and surveys), and none of the Collateral shall be subject to any other liens, subject to customary and limited exceptions to be agreed upon; provided that it is understood that the mortgage receivables included in the contributed Polo Assets at the time of the Polo Equity Contributions (the “Textron/Citicorp Collateral”) will remain subject to the prior lien securing the Textron and Citicorp Facilities.

Mandatory Prepayments:	Loans under the Tender Facility shall be prepaid with (a) 100% of the net cash proceeds of all asset sales or other dispositions of property by Holdings and its subsidiaries other than the Company and its subsidiaries (including proceeds from the sale of stock of any subsidiary of Polo Holdings and insurance and condemnation proceeds) (subject to exceptions and reinvestment provisions to be agreed upon), (b) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of Holdings and its subsidiaries other than the Company and its subsidiaries, and (c) 100% of the net cash proceeds of issuances of equity securities of Holdings and its subsidiaries other than the Company and its subsidiaries (subject to exceptions to be agreed upon, including exceptions for the Cash Equity Contribution).

Voluntary Prepayments:	Voluntary reductions of the unutilized portion of the commitments under the Tender Facility and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’

redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Representations and Warranties:	Usual for facilities and transactions of this type and others to be reasonably specified by the Agent, including, without limitation, corporate status; legal, valid and binding documentation; no consents; accuracy of financial statements, confidential information memorandum and other information; no material adverse change; absence of undisclosed liabilities, litigation and investigations; no violation of, or conflicts with, agreements or instruments; compliance with laws (including ERISA, margin regulations, environmental laws and laws applicable to sanctioned persons); payment of taxes; ownership of properties; intellectual property; inapplicability of the Investment Company Act; solvency; effectiveness of governmental approvals; labor matters; environmental and other regulatory matters; and validity, priority and perfection of security interests in the Collateral.

Conditions Precedent to Borrowing:	Usual for facilities and transactions of this type and others to be reasonably specified by the Agent, including, without limitation, delivery of notice; accuracy of representations and warranties; absence of defaults; delivery of satisfactory legal opinions, corporate documents and officers’ and public officials’ certifications; first-priority perfected security interests in the Collateral (free and clear of all liens, subject to customary and limited exceptions to be agreed upon and an exception for the Textron/Citicorp Collateral); receipt of satisfactory lien and judgment searches in accordance with search methodologies to be agreed upon (including with respect to the Company and its subsidiaries); execution of the Guarantees, which shall be in full force and effect; evidence of authority; payment of fees and expenses; and obtaining of satisfactory insurance (together with a customary insurance broker’s letter).

The borrowing under the Tender Facility will also be subject to the conditions precedent set forth in Exhibit E to the Commitment Letter.

Affirmative Covenants:	Usual for facilities and transactions of this type and others to be reasonably specified by the Agent (to be applicable to Holdings, Polo Holdings, the Borrower and its subsidiaries), including, without limitation, maintenance of corporate existence and rights; performance of obligations; delivery of consolidated financial statements and other information, including information required under the PATRIOT Act; delivery of notices of default, litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of satisfactory insurance; compliance with laws; inspection of books and properties; further assurances; payment of taxes; and consummation of the Merger.

Negative Covenants:	Usual for facilities and transactions of this type and others to be reasonably specified by the Agent (to be applicable to Holdings, Polo Holdings, the Borrower and their subsidiaries), including, without limitation, limitations on dividends on, and redemptions and repurchases of, equity interests and other restricted payments; limitations on prepayments, redemptions and repurchases of debt; limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt, guarantees and hedging arrangements; limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on changes in business conducted by the Borrower and its subsidiaries (and prohibition of Holdings engaging in business activities or incurring liabilities other than its ownership of the equity interests of Polo Holdings and activities and liabilities incidental thereto, including its guarantee of the Tender Facility); limitations on restrictions on ability of subsidiaries to pay dividends or make distributions; limitations on amendments of debt and other material agreements; and limitations on capital expenditures.

Events of Default:	Usual for facilities and transactions of this type and others to be reasonably specified by the Agent relating to Holdings and its subsidiaries (subject, where appropriate, to thresholds and grace periods to be agreed upon), including, without limitation, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; actual or asserted invalidity of guarantees or security documents; and Change of Control (to be defined).

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Tender Facility, except that the consent of each Lender shall be required with respect to, among other things, (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees payable to such Lender, (c) extensions of final maturity of the loans or commitments of such Lender and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions.

Assignments and Participations:	The Lenders will be permitted to assign loans under the Tender Facility without the consent of (but with notice to) the Borrower. All assignments will require the consent of the Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000. Assignments will be by novation.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral.

Expenses and Indemnification:	The Borrower will indemnify the Arranger, the Agent, the Syndication Agent, the Documentation Agent, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Company or any of their respective affiliates or shareholders) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross negligence or willful misconduct. In addition, all out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel) of the Arranger, the Agent, the Syndication Agent, the Documentation Agent, and the Lenders for enforcement costs and documentary taxes associated with the Tender Facility will be paid by the Borrower.

Governing Law and Forum:	New York.

Counsel to the Agent and the Arranger:	Cravath, Swaine & Moore LLP.

ANNEX I

Interest Rates:	The interest rates for the Tender Facility will be, at the option of the Borrower, Adjusted LIBOR plus 5.50% or ABR plus 4.50%.

The Borrower may elect interest periods of one month for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

ABR is the Alternate Base Rate, which is the higher of CS’s Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1.0%.

Adjusted LIBOR will at all times include statutory reserves.

CONFIDENTIAL
March 9, 2007	EXHIBIT B

Project Rebel

Senior Secured First Lien Credit Facilities

Summary of Principal Terms and Conditions1

Borrower:		The survivor of the Merger (the “Borrower”).

Agent:		Credit Suisse, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative agent and collateral agent (collectively, in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with CS, the “Lenders”), and will perform the duties customarily associated with such roles.

Sole Bookrunner and Sole Lead Arranger:		Credit Suisse Securities (USA) LLC will act as sole bookrunner and sole lead arranger for the First Lien Credit Facilities described below (collectively, in such capacities, the “Arranger”), and will perform the duties customarily associated with such roles.

Syndication Agent:		At the option of the Arranger, one or more financial institutions identified by the Arranger and acceptable to the Borrower (in such capacity, the “Syndication Agent”).

Documentation Agent:		At the option of the Arranger, one or more financial institutions identified by the Arranger and acceptable to the Borrower (in such capacity, the “Documentation Agent”).

First Lien Credit Facilities:	(A)	A senior secured first lien term loan facility in an aggregate principal amount of up to $250,000,000 (the “First Lien Term Facility”). A portion of the First Lien Term Facility in an aggregate amount of up to $60,900,000 (the “Delayed Draw First Lien Sub-Facility”) will be available on a delayed draw basis as described below.

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

	(B)	A senior secured first lien revolving credit facility in an aggregate principal amount of up to $25,000,000 (the “First Lien Revolving Facility” and, together with the First Lien Term Facility, the “First Lien Credit Facilities”), of which up to an aggregate amount to be agreed upon will be available through a subfacility in the form of letters of credit.

In connection with the First Lien Revolving Facility, CS (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings of up to $5,000,000. Except for purposes of calculating the commitment fees for the First Lien Revolving Facility described in Annex I hereto, any such swingline borrowings will reduce availability under the First Lien Revolving Facility on a dollar-for-dollar basis. Each Lender under the First Lien Revolving Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

Purpose:	(A)	The proceeds of the First Lien Term Facility (other than the Delayed Draw First Lien Sub-Facility) will be used by the Borrower, on the date of the borrowing thereunder (the “Merger Closing Date”), together with the proceeds of the Second Lien Term Facility (other than the Delayed Draw Second Lien Sub-Facility), solely (a) to refinance the Tender Facility, (b) to pay the Acquisition Consideration in respect of the shares of common stock of the Company not acquired pursuant to the Tender Offer and (c) to pay Transaction Costs.

	(B)	The proceeds of the Delayed Draw First Lien Sub-Facility will be used by the Borrower, together with the proceeds of the Delayed Draw Second Lien Sub-Facility, solely to finance the repurchase of any Existing Notes repurchased pursuant to the Existing Notes Repurchase Offer.

	(C)	The proceeds of loans under the First Lien Revolving Facility will be used by the Borrower from time to time for general corporate purposes.

	(D)	Letters of credit will be used solely to support payment obligations incurred in the ordinary course of business by the Borrower and its subsidiaries.

Availability:	(A)	The full amount of the First Lien Term Facility (other than the Delayed Draw First Lien Sub-Facility) must be drawn in a single drawing on the Merger Closing Date. Amounts borrowed under the First Lien Term Facility (including the Delayed Draw First Lien Sub-Facility) that are repaid or prepaid may not be reborrowed.

	(B)	The Delayed Draw First Lien Sub-Facility will be available for a period of up to 50 business days after the Merger Closing Date; provided that any borrowing under the Delayed Draw First Lien Sub-Facility must be made in a single drawing, together with a concurrent (pro rata) borrowing under the Delayed Draw Second Lien Sub-Facility, upon closing of the Existing Notes Repurchase Offer in a combined amount (for the Delayed Draw First Lien Sub-Facility and Delayed Draw Second Lien Sub-Facility) not exceeding the principal amount of Existing Notes being repurchased. All or any portion of the Delayed Draw First Lien Sub-Facility not borrowed in accordance with the foregoing shall be terminated.

	(C)	No loans under the First Lien Revolving Facility may be made on the Merger Closing Date. Thereafter, loans under the First Lien Revolving Facility will be available at any time prior to the final maturity of the First Lien Revolving Facility, in minimum principal amounts and upon notice to be agreed upon. Amounts repaid under the First Lien Revolving Facility may be reborrowed.

Interest Rates and Fees:		As set forth on Annex I hereto.

Default Rate:		The applicable interest rate plus 2.0% per annum.

Letters of Credit:		Letters of credit under the First Lien Revolving Facility will be issued by CS or another Lender acceptable to the Borrower and the Agent (the “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the First Lien Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any letter of credit shall be reimbursed by the Borrower on the same business day. To the extent that the Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the First Lien Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective First Lien Revolving Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Final Maturity and Amortization:	(A)

First Lien Term Facility

The First Lien Term Facility will mature on the date that is five years after the Merger Closing Date, and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the First Lien Term Facility (excluding all or any portion of the Delayed Draw First Lien Sub-Facility that is terminated) with the balance payable on the maturity date of the First Lien Term Facility.

	(B)	Revolving Facility The First Lien Revolving Facility will mature and the commitments thereunder will terminate on the date that is four years after the Merger Closing Date.

Guarantees:		All obligations of the Borrower under the First Lien Credit Facilities and under any interest rate protection or other hedging arrangements entered into with the Agent, the Arranger, an entity that is a Lender at the time of such transaction, or any affiliate of any of the foregoing (“Hedging Arrangements”) will be unconditionally guaranteed (the “Guarantees”) by Holdings and Polo Holdings and by each existing and subsequently acquired or organized, direct or indirect, domestic and, to the extent no adverse tax consequences to the Borrower would result therefrom, foreign subsidiary of Polo Holdings or the Borrower (the “Subsidiary Guarantors”), subject to limited exceptions to be agreed upon for (i) development joint ventures, (ii) bankruptcy remote subsidiaries and (iii) certain immaterial subsidiaries of the Company existing on the Tender Closing Date that are dissolved or merged into the Borrower or Subsidiary Guarantors within 60 days after the Tender Closing Date.

Security:	The First Lien Credit Facilities, the Guarantees and any Hedging Arrangements will be secured by substantially all the assets of Holdings, Polo Holdings, the Borrower and each Subsidiary Guarantor, whether owned on the Merger Closing Date or thereafter acquired that do not constitute collateral for the Receivables Credit Facility (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests of Polo Holdings and the Borrower, (b) a perfected first-priority pledge of all the equity interests held by Polo Holdings, the Borrower or any Subsidiary Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 66% of the voting equity interests of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Borrower), and (c) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of Polo Holdings, the Borrower and each Subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property, cash, deposit and securities accounts, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing).

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, satisfactory to the Lenders (including, in the case of real property, by customary items such as satisfactory title insurance and, to the extent reasonably requested, surveys), and none of the Collateral shall be subject to any other liens, other than those securing the Second Lien Term Facility (and in the case of the Textron/Citicorp Collateral, the Textron and Citicorp Facilities) and subject to customary and limited exceptions to be agreed upon.

The lien priority, relative rights and other creditors’ rights issues in respect of the First Lien Credit Facilities, on the one hand, the Second Lien Term Facility or the Textron and Citicorp Facilities, as applicable, on the other hand, will be set forth in customary intercreditor agreements.

Mandatory Prepayments:	Loans under the First Lien Term Facility shall be prepaid with (a) 75% of Excess Cash Flow (to be defined) (stepping-down to (i) 50% if the Total Leverage Ratio (to be defined) is less than or equal to 3.5 to 1.0 and (ii) 25% if the Total Leverage Ratio is less than or equal to 2.0 to 1.0), (b) 100% of the net cash proceeds of all asset sales or other dispositions of property by Holdings and its subsidiaries (including proceeds from the sale of stock of any subsidiary of Polo Holdings or the Borrower and insurance and condemnation proceeds) (subject to exceptions and reinvestment provisions to be agreed upon), (c) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of Holdings and its subsidiaries (subject to exceptions to be agreed upon), and (d) 100% of the net cash proceeds of issuances of equity securities of Holdings and its subsidiaries (subject to exceptions to be agreed upon), with a reduction to be agreed upon based upon achievement and maintenance of a Total Leverage Ratio to be agreed upon.

Notwithstanding the foregoing, each Lender under the First Lien Term Facility shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected shall be offered first ratably to each non-rejecting Lender thereunder and then applied to the mandatory prepayment of the Second Lien Term Facility, with the lenders thereunder having the right to reject the same, in which case the amounts so rejected shall be offered ratably to each non-rejecting lender thereunder. The amount of any mandatory prepayments remaining after being reoffered to such non-rejecting lenders shall reduce commitments under the First Lien Revolving Facility (and, if usage of the First Lien Revolving Facility exceeds remaining commitments after giving effect to such reduction, outstanding loans thereunder shall be prepaid and/or letters of credit thereunder shall be cash collateralized). Any amount of mandatory prepayments remaining after giving effect to the foregoing provisions of this paragraph may be retained by the Borrower (or may be used by the Borrower to voluntarily prepay loans under the Second Lien Term Facility).

The above-described mandatory prepayments applied to the First Lien Term Facility shall be applied pro rata to the remaining amortization payments thereunder.

Voluntary Prepayments:	Voluntary reductions of the unutilized portion of the commitments under the First Lien Credit Facilities and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the First Lien Term Facility will be applied pro rata to the remaining amortization payments under the First Lien Term Facility.

Representations and Warranties:	Usual for facilities and transactions of this type and others to be reasonably specified by the Agent, including, without limitation, corporate status; legal, valid and binding documentation; no consents; accuracy of financial statements, confidential information memorandum and other information; no material adverse change; absence of undisclosed liabilities, litigation and investigations; no violation of, or conflicts with, agreements or instruments; compliance with laws (including ERISA, margin regulations, environmental laws and laws applicable to sanctioned persons); payment of taxes; ownership of properties; intellectual property; inapplicability of the Investment Company Act; solvency; effectiveness of governmental approvals; labor matters; environmental and other regulatory matters; and validity, priority and perfection of security interests in the Collateral.

Conditions Precedent to Initial Borrowing:	Usual for facilities and transactions of this type and others to be reasonably specified by the Agent, including, without limitation, delivery of notice; accuracy of representations and warranties; absence of defaults; delivery of satisfactory legal opinions, corporate documents and officers’ and public officials’ certifications; first-priority perfected security interests in the Collateral (free and clear of all liens, other than those securing the Second Lien Term Facility and, in the case of the Textron/Citicorp Collateral, the Textron and Citicorp Facilities, and subject to customary and limited exceptions to be agreed upon); receipt of satisfactory lien and judgment searches; execution of the Guarantees, which shall be in full force and effect; evidence of authority; payment of fees and expenses; obtaining of satisfactory insurance (together with a customary insurance broker’s letter); and implementation of intercreditor arrangements satisfactory to the Agent.

The initial borrowing under the First Lien Credit Facilities will also be subject to the conditions precedent set forth in Exhibit E to the Commitment Letter.

Conditions Precedent to Borrowing Delayed Draw First Lien Sub-Facility:	Usual for facilities and transactions of this type, including, without limitation, delivery of notice; accuracy of representations and warranties; absence of defaults; concurrent pro rata borrowing under the Delayed Draw Second Lien Sub-Facility; and closing of the Existing Notes Repurchase Offer.

Conditions Precedent to Revolving Facility:	Usual for facilities and transactions of this type, including, without limitation, delivery of notice; accuracy of representations and warranties; and absence of defaults.

Affirmative Covenants:	Usual for facilities and transactions of this type and others to be reasonably specified by the Agent (to be applicable to Holdings and its subsidiaries), including, without limitation, maintenance of corporate existence and rights; performance of obligations; delivery of consolidated financial statements and other information, including information required under the PATRIOT Act; delivery of notices of default, litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of satisfactory insurance; compliance with laws; inspection of books and properties; hedging arrangements satisfactory to the Agent; further assurances; and payment of taxes. In addition, (a) the Borrower will be required to obtain and deliver, by December 31, 2007, audited financial statements for the Company and its subsidiaries for the 2004, 2005 and 2006 fiscal years and certified unaudited financial statements for fiscal quarters ended thereafter and prior to the date that is 60 days before delivery thereof, and such financial statements shall not be less favorable in any material respect (based on measures of materiality to be agreed) than financial information in respect of such periods previously delivered, and (b) the Borrower will be required to replace the Receivables Credit Facility with a non-recourse (other than up to $15,000,000) securitization within 90 days of the closing date of the Receivables Credit Facility.

Negative Covenants:	Usual for facilities and transactions of this type and others to be reasonably specified by the Agent (to be applicable to Holdings and its subsidiaries), including, without limitation, limitations on dividends on, and redemptions and repurchases of, equity interests and other restricted payments; limitations on prepayments, redemptions and repurchases of subordinated or second lien debt; limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt, guarantees and hedging arrangements; limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on changes in business conducted by Polo Holdings, the Borrower and their subsidiaries (and prohibition of Holdings engaging in business activities or incurring liabilities other than its ownership of the equity interests of Polo Holdings and activities and liabilities incidental thereto, including its guarantee of the First Lien Credit Facilities, the Second Lien Term Facility and the Receivables Credit Facility); limitations on restrictions on ability of subsidiaries to pay dividends or make distributions; limitations on amendments of debt and other material agreements; and limitations on capital expenditures.

The negative covenants will be subject to certain exceptions and qualifications to be agreed upon (including an available basket amount that will be built by retained Excess Cash Flow and issuances of cash equity that may be used for, among other things, certain investments, capital expenditures, restricted payments (including dividends) and the prepayment of subordinated debt or the Second Lien Term Facility; provided that the Total Leverage Ratio is no greater than 3.0 to 1.0.)

Selected Financial Covenants:	Usual for facilities and transactions of this type (with financial definitions, levels and measurement periods to be agreed upon), including, without limitation: (a) maximum ratios of First Lien Debt to EBITDA; (b) maximum ratios of Total Debt to EBITDA; and (c) minimum interest coverage ratios.

Events of Default:	Usual for facilities and transactions of this type and others to be reasonably specified by the Agent relating to Holdings and its subsidiaries (subject, where appropriate, to thresholds and grace periods to be agreed upon), including, without limitation, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; actual or asserted invalidity of guarantees or security documents; and Change of Control (to be defined).

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the First Lien Credit Facilities, except that the consent of each Lender shall be required with respect to, among other things, (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees payable to such Lender, (c) extensions of final maturity or scheduled amortization of the loans or commitments of such Lender and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions.

Assignments and Participations:	The Lenders will be permitted to assign (a) loans under the First Lien Term Facility without the consent of (but with notice to) the Borrower and (b) loans and commitments under the First Lien

Revolving Facility with the consent of the Borrower, the Swingline Lender and the Issuing Bank, in each case not to be unreasonably withheld or delayed. All assignments will also require the consent of the Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000. Assignments will be by novation.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral.

Expenses and Indemnification:	The Borrower will indemnify the Arranger, the Agent, the Syndication Agent, the Documentation Agent, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Company or any of their respective affiliates or shareholders) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross negligence or willful misconduct. In addition, all out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel) of the Arranger, the Agent, the Syndication Agent, the Documentation Agent, and the Lenders for enforcement costs and documentary taxes associated with the First Lien Credit Facilities will be paid by the Borrower.

Governing Law and Forum:	New York.

Counsel to the Agent and the Arranger:	Cravath, Swaine & Moore LLP.

ANNEX I

Interest Rates:	If the Borrower is not rated (or does not meet the ratings criteria set forth below), the interest rates for the First Lien Credit Facilities will be, at the option of the Borrower, Adjusted LIBOR plus 3.50% or ABR plus 2.50%; provided that (a) at any time the corporate family rating from Moody’s and the corporate rating from S&P, in each case in respect of the Borrower, is B2 and B (with no negative outlook) or better (but not satisfying the requirements of clause (b) below), the interest rates for the First Lien Credit Facilities will be, at the option of the Borrower, Adjusted LIBOR plus 3.25% or ABR plus 2.25% and (b) at any time the corporate family rating from Moody’s and the corporate rating from S&P, in each case of the Borrower, is B1 and B+ (with no negative outlook) or better, the interest rates for the First Lien Credit Facilities will be, at the option of the Borrower, Adjusted LIBOR plus 3.0% or ABR plus 2.0%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

ABR is the Alternate Base Rate, which is the higher of CS’s Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1.0%.

Adjusted LIBOR will at all times include statutory reserves.

Letter of Credit Fees:	A per annum fee equal to the spread over Adjusted LIBOR under the First Lien Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the First Lien Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the First Lien Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the

Lenders participating in the First Lien Revolving Facility pro rata in accordance with the amount of each such Lender’s First Lien Revolving Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to a percentage per annum to be agreed upon of the aggregate face amount of outstanding letters of credit (calculated on the basis of the actual number of days elapsed in a year of 360 days), payable in arrears at the end of each quarter and upon the termination of the First Lien Revolving Facility, and (b) customary issuance and administration fees.

Commitment Fees:	(A) Commitment fees will accrue on commitments in respect of the Delayed Draw First Lien Sub-Facility at the rate of 0.50% per annum (calculated on the basis of the actual days elapsed in a year of 360 days), payable upon termination or borrowing under the Delayed Draw First Lien Sub-Facility.

(B) Commitment fees will accrue on the undrawn portion of the commitments in respect of the First Lien Revolving Facility at the rate of 0.50% per annum (calculated on the basis of the actual days elapsed in a year of 360 days), payable quarterly in arrears after the Merger Closing Date and upon the termination of the commitments under the First Lien Revolving Facility. Swingline borrowings will not be deemed to be usage of the First Lien Revolving Facility for purposes of calculating the commitment fees.

2

CONFIDENTIAL
March 9, 2007	EXHIBIT C

Project Rebel

Senior Secured Second Lien Term Loan Facility

Summary of Principal Terms and Conditions1

Borrower:	The Borrower under the First Lien Credit Facilities.

Agent:	Credit Suisse, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative agent and collateral agent (collectively, in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with CS, the “Lenders”), and will perform the duties customarily associated with such roles.

Sole Bookrunner and Sole Lead Arranger:	Credit Suisse Securities (USA) LLC will act as sole bookrunner and sole lead arranger for the Second Lien Term Facility described below (collectively, in such capacities, the “Arranger”), and will perform the duties customarily associated with such roles.

Syndication Agent:	At the option of the Arranger, one or more financial institutions identified by the Arranger and acceptable to the Borrower (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Arranger, one or more financial institutions identified by the Arranger and acceptable to the Borrower (in such capacity, the “Documentation Agent”).

Second Lien Term Facility:	A senior secured second lien term loan facility in an aggregate principal amount of up to $140,000,000 (the “Second Lien Term Facility” and, together with the First Lien Credit Facilities, the “Merger Facilities”). A portion of the Second Lien Term Facility in an aggregate amount of up to $34,100,000 (the “Delayed Draw Second Lien Sub-Facility”) will be available on a delayed draw basis as described below.

[1]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit B thereto (the “First Lien Term Sheet”).

Purpose:	(A) The proceeds of the Second Lien Term Facility (other than the Delayed Draw Second Lien Sub-Facility) will be used by the Borrower, on the date of the borrowing thereunder (the “Merger Closing Date”), together with the proceeds of the First Lien Term Facility (other than the Delayed Draw First Lien Sub-Facility), solely (a) to refinance the Tender Facility, (b) to pay the Acquisition Consideration in respect of the shares of common stock of the Company not acquired pursuant to the Tender Offer and (c) to pay Transaction Costs.

(B) The proceeds of the Delayed Draw Second Lien Sub-Facility will be used by the Borrower, together with the proceeds of the Delayed Draw First Lien Sub-Facility, solely to finance the repurchase of any Existing Notes repurchased pursuant to the Existing Notes Repurchase Offer.

Availability:	(A) The full amount of the Second Lien Term Facility (other than the Delayed Draw Second Lien Sub-Facility) must be drawn in a single drawing on the Merger Closing Date. Amounts borrowed under the Second Lien Term Facility (including the Delayed Draw Second Lien Sub-Facility) that are repaid or prepaid may not be reborrowed.

(B) The Delayed Draw Second Lien Sub-Facility will be available for a period of up to 50 business days after the Merger Closing Date; provided that any borrowing under the Delayed Draw Second Lien Sub-Facility must be made in a single drawing, together with a concurrent (pro rata) borrowing under the Delayed Draw First Lien Sub-Facility, upon closing of the Existing Notes Repurchase Offer in a combined amount (for the Delayed Draw Second Lien Sub-Facility and Delayed Draw First Lien Sub-Facility) not exceeding the principal amount of Existing Notes being repurchased. All or any portion of the Delayed Draw Second Lien Sub-Facility not borrowed in accordance with the foregoing shall be terminated.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	The applicable interest rate plus 2.0% per annum.

Final Maturity:	The Second Lien Term Facility will mature on the date that is six years after the Merger Closing Date, and will not be subject to interim scheduled amortization.

Guarantees:	All obligations of the Borrower under the Second Lien Term Facility will be unconditionally guaranteed (the “Second Lien Guarantees”) by Holdings and Polo Holdings and by each existing and subsequently acquired or organized, direct or indirect, subsidiary of Polo Holdings or the Borrower that is a guarantor of the First Lien Credit Facilities (the “Subsidiary Guarantors”).

Security:

The Second Lien Term Facility and the Second Lien Guarantees will be secured on a second-priority basis by all the assets that constitute the Collateral for the First Lien Credit Facilities.

The lien priority, relative rights and other creditors’ rights issues in respect of the Second Lien Term Facility, on the one hand, and the First Lien Credit Facilities or the Textron and Citicorp Facilities, as applicable, on the other hand, will be set forth in customary intercreditor agreements.

Mandatory Prepayments:	Loans under the Second Lien Term Facility shall be prepaid with (a) 75% of Excess Cash Flow (to be defined) (stepping-down to (i) 50% if the Total Leverage Ratio (to be defined) is less than or equal to 3.5 to 1.0 and (ii) 25% if the Total Leverage Ratio is less than or equal to 2.0 to 1.0), (b) 100% of the net cash proceeds of all asset sales or other dispositions of property by Holdings and its subsidiaries (including proceeds from the sale of stock of any subsidiary of Polo Holdings or the Borrower and insurance and condemnation proceeds) (subject to exceptions and reinvestment provisions to be agreed upon), (c) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of Holdings and its subsidiaries (subject to exceptions to be agreed upon) and

(d) 100% of the net cash proceeds of issuances of equity securities of Holdings and its subsidiaries (subject to exceptions to be agreed upon), with a reduction to be agreed upon based upon achievement and maintenance of a Total Leverage Ratio to be agreed upon, provided, however, that, until all loans under the First Lien Term Facility shall have been paid in full and the commitments under the First Lien Revolving Facility have been terminated, such prepayments shall be offered first to the First Lien Term Lenders (and, to the extent not accepted by the First Lien Term Lenders, applied to reduce commitments under the First Lien Revolving Facility), and shall not be required to be used to prepay the Second Lien Term Facility, except to the extent rejected by the First Lien Term Lenders and not applied to reduce commitments under the First Lien Revolving Facility.

Notwithstanding the foregoing, each Lender under the Second Lien Term Facility (each a “Second Lien Term Lender”) shall have the right to reject its pro rata share of any mandatory prepayment described above, in which case the amounts so rejected shall be offered ratably to each non-rejecting Second Lien Term Lender. Any such amounts which are further rejected by such non-rejecting Second Lien Term Lenders may be retained by the Borrower.

In the event of a Change of Control (to be defined), the Borrower shall be required to offer to prepay all outstanding loans under the Second Lien Term Facility at the higher of (a) the Applicable Call Premium (as set forth in Annex I) and (b) 101% of the outstanding principal amount thereof, together with accrued interest thereon and all other amounts then due or outstanding thereunder.

Voluntary Prepayments:	Voluntary prepayments of borrowings under the Second Lien Term Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period and except as set forth under the caption “Call Premium” in Annex I hereto.

Representations and Warranties:	Usual for facilities and transactions of this type and others to be reasonably specified by the Agent, including, without limitation, corporate status; legal, valid and binding documentation; no consents; accuracy of financial statements, confidential information memorandum and other information; no material adverse change; absence of undisclosed liabilities, litigation and investigations; no violation of, or conflicts with, agreements or instruments; compliance with laws (including ERISA, margin regulations, environmental laws and laws applicable to sanctioned persons); payment of taxes; ownership of properties; intellectual property; inapplicability of the Investment Company Act; solvency; effectiveness of governmental approvals; labor matters; environmental and other regulatory matters; and validity, priority and perfection of security interests in the Collateral.

Conditions Precedent to Initial Borrowing:

Usual for facilities and transactions of this type and others to be reasonably specified by the Agent, including, without limitation, delivery of notice; accuracy of representations and warranties; absence of defaults; delivery of satisfactory legal opinions, corporate documents and officers’ and public officials’ certifications; second-priority perfected security interests in the Collateral (free and clear of all liens, other than those securing the First Lien Credit Facilities and, in the case of the Textron/Citicorp Collateral, the Textron and Citicorp Facilities, and subject to customary and limited exceptions to be agreed upon); receipt of satisfactory lien and judgment searches; execution of the Second Lien Guarantees, which shall be in full force and effect; evidence of authority; payment of fees and expenses; obtaining of satisfactory insurance (together with a customary insurance broker’s letter); and implementation of intercreditor arrangements satisfactory to the Agent.

The initial borrowing under the Second Lien Term Facility will also be subject to the conditions precedent set forth in Exhibit E to the Commitment Letter to which this term sheet is attached.

Conditions Precedent to Borrowing Delayed Draw Second Lien Sub-Facility:	Usual for facilities and transactions of this type, including, without limitation, delivery of notice; accuracy of representations and warranties; absence of defaults; concurrent pro rata borrowing under the Delayed Draw First Lien Sub-Facility; and closing of the Existing Notes Repurchase Offer.

Affirmative Covenants:	Usual for facilities and transactions of this type and others to be reasonably specified by the Agent (to be applicable to Holdings and its subsidiaries), including, without limitation, maintenance of corporate existence and rights; performance of obligations; delivery of consolidated financial statements and other information, including information required under the PATRIOT Act; delivery of notices of default, litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of satisfactory insurance; compliance with laws; inspection of books and properties; hedging arrangements satisfactory to the Agent; further assurances; and payment of taxes. In addition, (a) the Borrower will be required to obtain and deliver, by December 31, 2007, audited financial statements for the Company and its subsidiaries for the 2004, 2005 and 2006 fiscal years and certified unaudited financial statements for fiscal quarters ended thereafter and prior to the date that is 60 days before delivery thereof, and such financial statements shall not be less favorable in any material respect (based on measures of materiality to be agreed) than financial information in respect of such periods previously delivered, and (b) the Borrower will be required to replace the Receivables Credit Facility with a non-recourse (other than up to $15,000,000) securitization within 90 days of the closing date of the Receivables Credit Facility.

Negative Covenants:	Substantially similar to the First Lien Credit Facilities (with certain covenants providing greater flexibility than the corresponding covenants in the

First Lien Credit Facilities) including, without limitation, limitations on dividends on, and redemptions and repurchases of, equity interests and other restricted payments; limitations on prepayments, redemptions and repurchases of subordinated debt; limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt, guarantees and hedging arrangements; limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on changes in business conducted by Polo Holdings, the Borrower and their subsidiaries (and prohibition of Holdings engaging in business activities or incurring liabilities other than its ownership of the equity interests of Polo Holdings and activities and liabilities incidental thereto, including its guarantee of the First Lien Credit Facilities, the Second Lien Term Facility and the Receivables Credit Facility); limitations on restrictions on ability of subsidiaries to pay dividends or make distributions; limitations on amendments of debt and other material agreements; and limitations on capital expenditures.

The negative covenants will be subject to certain exceptions and qualifications to be agreed upon (including an available basket amount that will be built by retained Excess Cash Flow and issuances of cash equity that may be used for, among other things, certain investments, capital expenditures, restricted payments (including dividends) and the prepayment of subordinated debt; provided that the Total Leverage Ratio is no greater than 3.0 to 1.0.)

Financial Covenant:	Maximum ratio of Total Debt to EBITDA (with financial definitions and levels to be agreed upon, which levels shall provide greater cushion than the corresponding levels in respect of the First Lien Credit Facilities).

Events of Default:	Usual for facilities and transactions of this type and others to be reasonably specified by the Agent relating to Holdings and its subsidiaries (subject, where appropriate, to thresholds and grace periods to be agreed upon), including, without limitation, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; and actual or asserted invalidity of guarantees or security documents. The Second Lien Term Facility will cross default to the First Lien Credit Facilities if, and only if, a default thereunder is not cured or waived within a 45-day period.

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Second Lien Term Facility, except that the consent of each Lender shall be required with respect to, among other things, (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees payable to such Lender, (c) extensions of final maturity of the loans or commitments of such Lender and (d) releases of all or substantially all of the value of the Second Lien Guarantees, or all or substantially all of the Collateral.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions.

Assignments and Participations:	The Lenders will be permitted to assign loans under the Second Lien Term Facility without the consent of (but with notice to) the Borrower. All assignments will require the consent of the Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000 and will be by novation.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Second Lien Guarantees, or all or substantially all of the Collateral.

Expenses and Indemnification:	The Borrower will indemnify the Arranger, the Agent, the Syndication Agent, the Documentation Agent, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Company or any of their respective affiliates or shareholders) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross negligence or willful misconduct. In addition, all out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel) of the Arranger, the Agent, the Syndication Agent, the Documentation Agent and the Lenders for enforcement costs and documentary taxes associated with the Second Lien Term Facility will be paid by the Borrower.

Governing Law and Forum:	New York.

Counsel to the Agent and the Arranger:	Cravath, Swaine & Moore LLP.

ANNEX I

Interest Rates:	If the Borrower is not rated (or does not meet the ratings criteria set forth below), the interest rates for the Second Lien Term Facility will be, at the option of the Borrower, Adjusted LIBOR plus 7.50% or ABR plus 6.50%; provided that (a) at any time the corporate family rating from Moody’s and the corporate rating from S&P, in each case in respect of the Borrower, is B2 and B (with no negative outlook) or better (but not satisfying the requirements of clause (b) below), the interest rates for the Second Lien Term Facility will be, at the option of the Borrower, Adjusted LIBOR plus 7.25% or ABR plus 6.25% and (b) at any time the corporate family rating from Moody’s and the corporate rating from S&P, in each case of the Borrower, is B1 and B+ (with no negative outlook) or better, the interest rates for the Second Lien Term Facility will be, at the option of the Borrower, Adjusted LIBOR plus 7.0% or ABR plus 6.0%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

ABR is the Alternate Base Rate, which is the higher of CS’s Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1.0%.

Adjusted LIBOR will at all times include statutory reserves.

Commitment Fees:	Commitment fees will accrue on commitments in respect of the Delayed Draw Second Lien Sub-Facility at the rate of 0.50% per annum (calculated on the basis of the actual days elapsed in a year of 360 days), payable upon termination or borrowing under the Delayed Draw Second Lien Sub-Facility.

Call Premium:	In the event all or any portion of the Second Lien Term Facility is voluntarily repaid (including in connection with any exercise of the “yank a bank” provision in the credit agreement) prior to the second anniversary of the Merger Closing Date, such repayments shall be made at (i) 102% of the amount repaid if such repayment occurs prior to the first anniversary of the Merger Closing Date and (ii) 101% of the amount repaid if such repayment occurs on or after the first anniversary of the Merger Closing Date but prior to the second anniversary of the Merger Closing Date (any such premium, the “Applicable Call Premium”).

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EXHIBIT D

Sources and Uses of Funds

(in millions of dollars)

(all figures are approximate)

Sources of Funds		Uses of Funds
Cash Equity Contributions	$62.41	Acquisition Consideration	$325.74
Merger Facilities	$390.0	Refinance Existing Credit Agreement	$192.07
Receivables Credit Facility	$184.87	Repurchase Existing Notes	$98.16	[1]
Company’s Excess Cash	$9.73	Transaction Costs	$31.04

Total Sources	$647.01	Total Uses	$647.01

[1]	Assumes that all Existing Notes are repurchased, and includes notes payable and convert payments.

EXHIBIT E

Project Rebel

Senior Secured Tender Facility

Senior Secured First and Second Lien Term Loan Facilities

Summary of Additional Conditions Precedent1

The initial borrowing under each of the Facilities shall be subject to the following additional conditions precedent:

1. The Merger Agreement and all other related documentation shall be satisfactory to the Agent (it being understood that the draft Merger Agreement (draft dated March 9, 2007) furnished to the Agent prior to execution of the Commitment Letter is satisfactory to the Agent); the Equity Contributions shall have been made on terms acceptable to the Agent and the Textron/Citicorp Consents shall have been obtained on terms and conditions acceptable to the Agent; and the Agent shall be satisfied with the capitalization, structure and equity ownership of Holdings, Polo Holdings and the Borrower after giving effect to the Transactions.

2. In the case of the Tender Facility (a) the Agent shall be satisfied with the terms and conditions of the Tender Offer (it being understood that the terms and conditions reflected in the draft Merger Agreement referred to in paragraph 1 above are satisfactory to the Agent); (b) the Tender Offer shall be consummated in accordance with applicable law and the terms and conditions of the Merger Agreement and the Tender Offer and all other related documentation (without giving effect to any waiver or modification of any material terms or conditions, including any consent or deemed consent thereunder or any change in the expiration date of the Tender Offer that would result in an expiry at an earlier date, without the consent of the Agent), (c) the Cash Collateral shall have been funded and pledged as collateral to secure the Tender Facility, (d) the Borrower shall acquire, upon consummation of the Tender Offer, sufficient shares of common stock of the Company (together with any such shares previously acquired by the Borrower and any such shares being acquired pursuant to the “top-up purchase” pursuant to the Merger Agreement) to enable the Borrower, acting alone, promptly to consummate the Merger under the Maryland General Corporation Law in accordance with applicable law and the organizational documents of the Borrower and the Company and pursuant to the Merger Agreement, (e) if the “top-up purchase” is consummated under the Merger Agreement, the consideration therefor shall be in the form of a promissory note issued by the Borrower to the Company and the terms of such promissory note shall be reasonably satisfactory to the Agent, and (h) definitive documentation in respect of the Merger Facilities shall have been executed and delivered and the conditions thereto are reasonably expected to be satisfied upon consummation of the Merger.

[1]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit F is attached, including Exhibits A, B, C and D thereto. Unless the context requires otherwise, references herein to the Agent shall be deemed to be references to each of the Agents as defined in such Exhibits A, B, C and D.

3. In the case of the Merger Facilities (a) the Merger shall be consummated in accordance with applicable law and the organizational documents of the Borrower and the Company and the terms and conditions of the Merger Agreement and all other related documentation (without giving effect to any waiver or modification of any material terms or conditions, including any consent or deemed consent thereunder, without the consent of the Agent) and (b) the Tender Facility shall be repaid in full contemporaneously with the borrowing of the Merger Facilities and all liens securing the Tender Facility shall be released.

4. The Receivables Credit Facility shall be in effect, with a commitment to replace such Receivables Credit Facility with a non-recourse (other than up to $15,000,000) securitization within 90 days. The Existing Credit Agreement shall be terminated and all loans and other obligations thereunder shall be repaid and all liens securing obligations thereunder shall be released. After giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its subsidiaries shall not have any outstanding indebtedness or preferred stock other than (a) the Tender Facility or Merger Facilities, as applicable, (b) indebtedness under the Receivables Credit Facility, (c) any preferred stock issued by Holdings in respect of the Equity Contributions, (d) Sunterra Owner Trust 2004-1’s Timeshare Loan-Backed Notes, (e) the Textron and Citicorp Facilities and (f) other limited indebtedness to be agreed upon, including, inter alia, any remaining Existing Notes that are not required to be repurchased pursuant to the Existing Notes Repurchase Offer. Any intercreditor agreements to be entered into with respect to the Receivables Credit Facility or the Textron and Citicorp Facilities shall be reasonably satisfactory to the Agent.

5. The Agent shall have received U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each fiscal quarter ended during the period after September 30, 2006 and prior to the date that is 45 days before the Tender Closing Date or Merger Closing Date (as applicable), which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Agent.

6. The Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of Holdings as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph 5 above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which financial statements shall not be materially inconsistent with the forecasts previously provided to the Agent.

7. The Agent shall have received a certificate from the chief financial officer of Holdings (which shall not be subject to any exceptions or qualifications that are not reasonably acceptable to the Agent) certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

E-2

8. All requisite and material governmental authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no material litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby or, in the case of the Tender Facility, delay consummation of the Merger.

9. The Agent shall have received, at least five business days prior to the Tender Closing Date or Merger Closing Date, as applicable, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

10. The Agent shall be satisfied that Holding’s consolidated pro forma EBITDA for the four-fiscal quarter period most recently ended prior to the Tender Closing Date or Merger Closing Date (as applicable) (prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and with such further adjustments (such adjustments to include (i) the exclusion of European operations and (ii) the exclusion of restructuring and certain other nonrecurring charges) in form and substance reasonably satisfactory to the Agent, in each case, to give pro forma effect to the Transactions as if they had occurred at the beginning of such four-fiscal quarter period) (such consolidated pro forma EBITDA, “Pro Forma EBITDA”) shall not be less than $84,000,000.

11. The Agent shall be satisfied that Holding’s ratio of Total Debt (to be defined, but to exclude indebtedness in respect of the Receivables Credit Facility, the Textron and Citicorp Facilities and the Sunterra Owner Trust 2004-1’s Timeshare Loan-Backed Notes) on the Tender Closing Date or Merger Closing Date (as applicable) to Pro Forma EBITDA shall be no more than 4.65 to 1.0. (or, if the Arranger determines that it is advisable in order to ensure a successful syndication of the Facilities, 4.5 to 1.0).

E-3